Exhibit 99.03
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

14 September 2006

Shire plc (the “Company”)

The Company announces that it was notified on 14 September 2006 under Sections 198 to 203 of the Companies Act that, at close of business on 12 September 2006, The Goldman Sachs Group, Inc., was interested in 24,022,102 ordinary shares of £0.05p each in the capital of the Company. This holding represents 4.79 per cent of the issued ordinary share capital of the Company.

Of these 24,022,102 shares:

a)	The interest in 3,004,516 shares arose from the interest held by Goldman, Sachs & Co. (“GS&Co.”), a wholly owned direct subsidiary of GS Inc., acting as custodian for its customers.

b)	The interest in 4,174,890 shares arose from a beneficial interest held by Goldman Sachs International (“GSI”), a wholly owned indirect subsidiary of GS Inc.

c)	The interest in 16,752,537 shares arose from the interest held by GS&Co., acting as custodian of 5,584,179 American Depositary Receipts (“ADRs”).

d)	The interest in 45,513 shares arose from the interest held by GS&Co., acting as discretional manager of 15,171 ADRs.

e)	The interest in 42,897 shares arose from a beneficial interest in 14,299 ADRs held by GS&Co.

f)	The interest in 3 shares arose from a beneficial interest in 1 ADR held by Goldman Sachs Financial Markets L.P.

g)	The interest in 1,746 shares arose from a beneficial interest in 582 ADRs held by SLK-Hull Derivatives LLC, a direct subsidiary of GS Inc.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252

Notes to editors

Registered in England 2883758 Registered Office as above

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com .

Registered in England 2883758 Registered Office as above